EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-33132, 333-80363, 333-07577) of CROWN FINANCIAL GROUP, INC., formerly M.H. MEYERSON & CO., INC., and in the related Prospectus and in the Registration Statements (Form S-8 Nos. 333-53410, 333-83371) pertaining to the Stock Option Plans of CROWN FINANCIAL GROUP, INC., formerly M.H. MEYERSON & CO., INC., of our report dated April 5, 2004, with respect to the consolidated financial statements of CROWN FINANCIAL GROUP, INC., formerly M.H. MEYERSON & CO., INC., included in this Annual Report (Form 10-K) for the year ended January 31, 2004.

/s/    Ernst & Young, LLP

New York, New York

April 30, 2004